Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Jill Peters
(818) 871-8342
jpeters@thecheesecakefactory.com

THE CHEESECAKE FACTORY APPOINTS CHIEF MARKETING OFFICER

Calabasas Hills, CA – July 16, 2008 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today announced the appointment of veteran marketing executive Mark Mears to the position of Senior Vice President and Chief Marketing Officer, a newly created position.  Mr. Mears will be responsible for all aspects of the Company’s branding, including the development and execution of innovative marketing strategies designed to further build The Cheesecake Factory brand and increase consumer awareness.  He will report directly to David Overton, Chairman and CEO.

Mr. Mears brings nearly 25 years of brand marketing, advertising and promotions experience to the Company, having worked for national retail and restaurant brands such as JCPenney, Blimpie International and Pizza Hut.  His background also includes agency experience with global agencies, Leo Burnett Company, Bozell Worldwide and DDB.

Most recently, Mr. Mears was Senior Vice President of Marketing and Sales for Universal Studios Hollywood, a unit of NBC Universal.  At Universal, Mr. Mears was responsible for strategic brand positioning, including the development and implementation of all integrated marketing and sales generating activities for the theme park, studio tour, and the CityWalk restaurant, retail and entertainment complex.  Mr. Mears serves as Chairman Emeritus of the Promotion Marketing Association, a professional organization representing thousands of brands worldwide whose objective is to foster a better understanding of promotion and integrated marketing, and its role in the overall marketing process.

“We are excited to have Mark join our senior management team,” said David Overton, Chairman and CEO.  “We have an incredibly strong, industry-leading brand and we believe there is a great opportunity for us to leverage it through a strategic marketing program under Mark’s leadership.  He has a wealth of expertise across all marketing disciplines and he is well-suited to take our brand building efforts to the next level by developing high-quality marketing strategies—an area where he has demonstrated a successful track record of execution.

“Our entire management team extends a warm welcome to Mark,” concluded Overton.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept and continues to define it today with the two highest productivity concepts in the industry.  The Company operates 143 restaurants throughout the U.S. under The Cheesecake Factory® name with an extensive menu of more than 200 items and fiscal 2007 average annual unit sales of approximately $10.4 million.  Grand Lux Cafe®, the Company’s second concept, has 13 units in operation across the U.S. offering a broad menu of more than 150 items and average annual unit sales of approximately $12.7 million in fiscal 2007.  The Company also operates one unit of its newest concept, RockSugar Pan Asian Kitchen™, and two bakery production facilities in Calabasas Hills, CA and Rocky Mount, NC that produce over 60 varieties of quality cheesecakes and other baked products.  Additionally, the Company licenses two bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe® mark.  For more information, please visit thecheesecakefactory.com.

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